SOUTHERN INDIANA GAS & ELECTRIC COMPANY
REPORTING PACKAGE

For the year ended December 31, 2008

Additional Information

This annual reporting package provides additional information regarding the operations of Southern Indiana Gas and Electric Company (SIGECO) that is supplemental to the information contained in the 2008 annual reports filed on Form 10-K of Vectren Corporation (Vectren) and Vectren Utility Holdings, Inc. (Utility Holdings), the parent companies of  SIGECO.  Vectren and Utility Holdings make available their Securities and Exchange Commission filings and recent annual reports free of charge through Vectren’s website at www.vectren.com.

Frequently Used Terms

AFUDC: allowance for funds used during construction	MISO: Midwest Independent System Operator
APB: Accounting Principles Board	MMBTU: millions of British thermal units
EITF: Emerging Issues Task Force	MW: megawatts
FASB: Financial Accounting Standards Board	MWh / GWh: megawatt hours / thousands of megawatt hours (gigawatt hours)
FERC: Federal Energy Regulatory Commission	NOx: nitrogen oxide
IDEM: Indiana Department of Environmental Management	OUCC: Indiana Office of the Utility Consumer Counselor
IURC: Indiana Utility Regulatory Commission	SFAS: Statement of Financial Accounting Standards
MCF / MMCF / BCF: thousands / millions / billions of cubic feet	USEPA: United States Environmental Protection Agency
MDth / MMDth: thousands / millions of dekatherms	Throughput: combined gas sales and gas transportation volumes

INDEPENDENT AUDITORS’ REPORT

To the Shareholder and Board of Directors of Southern Indiana Gas & Electric Company:

We have audited the accompanying balance sheets of Southern Indiana Gas & Electric Company (the “Company”) as of December 31, 2008 and 2007, and the related statements of income, common shareholder’s equity, and cash flows for the years then ended.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards as established by the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Southern Indiana Gas & Electric Company as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE, LLP
Indianapolis, Indiana
February 18, 2009

FINANCIAL STATEMENTS

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
BALANCE SHEETS
(In thousands)

	December 31,
	2008	2007
ASSETS
Utility Plant
Original cost	$2,335,725	$2,153,031
Less: Accumulated depreciation & amortization	914,788	865,947
Net utility plant	1,420,937	1,287,084
Current Assets
Cash & cash equivalents	4,490	1,969
Accounts receivable - less reserves of $1,780 &
$1,509 respectively	56,729	46,902
Receivables from other Vectren companies	1,037	31
Accrued unbilled revenues	37,628	32,560
Inventories	60,377	58,150
Recoverable fuel & natural gas costs	3,060	-
Prepayments & other current assets	4,142	14,388
Total current assets	167,463	154,000
Investments in unconsolidated affiliates	150	150
Other investments	9,160	9,455
Nonutility property - net	2,683	3,108
Goodwill - net	5,557	5,557
Regulatory assets	44,376	81,820
Other assets	5,470	4,817
TOTAL ASSETS	$1,655,796	$1,545,991

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
BALANCE SHEETS
(In thousands)

	December 31,
	2008	2007
LIABILITIES & SHAREHOLDER'S EQUITY
Common shareholder's equity
Common stock (no par value)	$293,263	$293,263
Retained earnings	307,798	294,652
Accumulated comprehensive income	104	328
Total common shareholder's equity	601,165	588,243

Long-term debt payable to third parties	122,119	243,233
Long-term debt payable to Utility Holdings	311,502	223,182
Total long-term debt, net	433,621	466,415

Commitments & Contingencies (Notes 3, 6-8)

Current Liabilities
Accounts payable	54,819	36,185
Accounts payable to affiliated companies	11,741	9,914
Payables to other Vectren companies	15,524	17,072
Refundable fuel & natural gas costs	-	5,339
Accrued liabilities	45,614	47,151
Short-term borrowings	400	-
Short-term borrowings payable to Utility Holdings	149,425	118,039
Long-term debt subject to tender	80,000	-
Total current liabilities	357,523	233,700

Deferred Income Taxes & Other Liabilities
Deferred income taxes	151,176	136,496
Regulatory liabilities	55,837	60,778
Deferred credits & other liabilities	56,474	60,359
Total deferred income taxes & other liabilities	263,487	257,633
TOTAL LIABILITIES & SHAREHOLDER'S EQUITY	$1,655,796	$1,545,991

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
STATEMENTS OF INCOME
(In thousands)

	Year Ended December 31,
	2008	2007
OPERATING REVENUES
Electric utility	$524,245	$487,893
Gas utility	159,654	132,195
Total operating revenues	683,899	620,088
COST OF OPERATING REVENUES
Cost of fuel & purchased power	182,925	174,823
Cost of gas sold	114,411	88,964
Total cost of operating revenues	297,336	263,787

	386,563	356,301

OPERATING EXPENSES
Other operating	165,499	137,130
Depreciation & amortization	74,142	71,729
Taxes other than income taxes	18,599	16,809
Total operating expenses	258,240	225,668

OPERATING INCOME	128,323	130,633

Other income – net	1,100	3,349

Interest expense	36,817	33,206
INCOME BEFORE INCOME TAXES	92,606	100,776
Income taxes	36,208	42,664
NET INCOME	$56,398	$58,112

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$56,398	$58,112
Adjustments to reconcile net income to cash from operating activities:
Depreciation & amortization	74,142	71,729
Deferred income taxes & investment tax credits	13,494	3,268
Expense portion of pension & postretirement periodic benefit cost	919	1,829
Provision for uncollectible accounts	2,842	2,446
Other non-cash charges - net	10,748	5,742
Changes in working capital accounts:
Accounts receivable, including to Vectren companies
& accrued unbilled revenue	(18,744)	(16,081)
Inventories	(4,773)	2,840
Recoverable fuel & natural gas costs	(8,399)	7,118
Prepayments & other current assets	7,290	(2,885)
Accounts payable, including to Vectren companies
& affiliated companies	14,393	(6,334)
Accrued liabilities	1,525	(10,631)
Changes in noncurrent assets	19,690	(30)
Changes in noncurrent liabilities	(12,164)	(8,712)
Net cash flows from operating activities	157,361	108,411
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from:
Long-term debt due to Utility Holdings	88,878	-
Long-term debt - net of issuance costs	59,914	16,265
Requirements for:
Dividends to parent	(43,252)	(43,159)
Retirement of long-term debt, including premiums paid	(103,583)	(199)
Net change in short-term borrowings, including from Utility Holdings	31,786	66,736
Net cash flows from financing activities	33,743	39,643
CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from other investing activities	2,096	700
Requirements for:
Capital expenditures, excluding AFUDC equity	(187,904)	(147,043)
Other investments	(2,775)	(805)
Net cash flows from investing activities	(188,583)	(147,148)
Net change in cash & cash equivalents	2,521	906
Cash & cash equivalents at beginning of period	1,969	1,063
Cash & cash equivalents at end of period	$4,490	$1,969

Cash paid during the year for:
Income taxes	$21,997	$34,865
Interest	34,245	31,592

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS & ELECTRIC COMPANY
STATEMENTS OF COMMON SHAREHOLDER’S EQUITY
(In thousands)

			Accumulated
			Other
	Common	Retained	Comprehensive
	Stock	Earnings	Income (Loss)	Total
Balance at January 1, 2007	$293,263	$279,699	$851	$573,813
Comprehensive income
Net income		58,112		58,112
Cash flow hedge
Unrealized gain - net of $69 in tax			103	103
Reclassification to net income - net of $413 in tax			(626)	(626)
Total comprehensive income				57,589
Common stock:
Dividends to parent		(43,159)		(43,159)
Balance at December 31, 2007	$293,263	$294,652	$328	$588,243
Comprehensive income
Net income		56,398		56,398
Cash flow hedge
Reclassification to net income - net of $179 in tax			(224)	(224)
Total comprehensive income				56,174
Common stock:
Dividends to parent		(43,252)		(43,252)
Balance at December 31, 2008	$293,263	$307,798	$104	$601,165

The accompanying notes are an integral part of these financial statements

SOUTHERN INDIANA GAS AND ELECTRIC COMPANY
NOTES TO THE FINANCIAL STATEMENTS

1.	Organization and Nature of Operations

Southern Indiana Gas and Electric Company (the Company, SIGECO or Vectren South), an Indiana corporation, provides energy delivery services to over 141,000 electric customers and approximately 111,000 gas customers located near Evansville in southwestern Indiana.  SIGECO also owns and operates electric generation to serve its electric customers and optimizes those assets in the wholesale power market.  SIGECO is a direct, wholly owned subsidiary of Vectren Utility Holdings, Inc. (Utility Holdings).  Utility Holdings is a direct, wholly owned subsidiary of Vectren Corporation (Vectren).  SIGECO generally does business as Vectren Energy Delivery of Indiana, Inc.  Vectren is an energy holding company headquartered in Evansville, Indiana.

2.	Summary of Significant Accounting Policies

A.	Cash & Cash Equivalents
All highly liquid investments with an original maturity of three months or less at the date of purchase are considered cash equivalents.

B.	Inventories
Inventories consist of the following:
	At December 31,
(In thousands)	2008	2007
Materials & supplies	$27,522	$27,711
Fuel (coal and oil) for electric generation	22,463	22,026
Gas in storage – at LIFO cost	10,145	8,396
Other	247	17
Total inventories	$60,377	$58,150

Based on the average cost of gas purchased during December, the cost of replacing gas in storage carried at LIFO cost exceeded LIFO cost at December 31, 2008, and 2007, by approximately $14 million and $47 million, respectively.  All other inventories are carried at average cost.

C.	Utility Plant & Depreciation
Utility plant is stated at historical cost, including AFUDC.  Depreciation rates are established through regulatory proceedings and are applied to all in-service utility plant.  The original cost of utility plant, together with depreciation rates expressed as a percentage of original cost, follows:

	At and For the Year Ended December 31,
(In thousands)	2008		2007
	Original Cost	Depreciation Rates as a Percent of Original Cost	Original Cost	Depreciation Rates as a Percent of Original Cost
Electric utility plant	$1,884,257	3.3%	$1,815,775	3.3%
Gas utility plant	214,653	3.0%	199,930	3.0%
Common utility plant	47,956	2.9%	45,527	2.8%
Construction work in progress	188,859	-	91,799	-
Total original cost	$2,335,725		$2,153,031

SIGECO and Alcoa Generating Corporation (AGC), a subsidiary of ALCOA, own the 300 MW Unit 4 at the Warrick Power Plant as tenants in common.  SIGECO's share of the cost of this unit at December 31, 2008 is $63.5 million with accumulated depreciation totaling $48.9 million.  The construction work-in-progress balance associated with SIGECO’s ownership interest totaled $111.5 million at December 31, 2008.  AGC and SIGECO also share equally in the cost of operation and output of the unit.  SIGECO's share of operating costs is included in Other operating expenses in the Statements of Income.

Maintenance and repairs, including the cost of removal of minor items of property and planned major maintenance projects, are charged to expense as incurred.  When property that represents a retirement unit is replaced or removed, the remaining historical value of such property is charged to Utility plant, with an offsetting charge to Accumulated depreciation.  Costs to dismantle and remove retired property are recovered through the depreciation rates identified above.

AFUDC represents the cost of borrowed and equity funds which are used for construction purposes, and charged to construction work in progress during the construction period.  AFUDC is included in Other income  – net in the Statements of Income.  The total AFUDC capitalized into utility plant and the portion of which was computed on borrowed and equity funds for all periods reported follows:

	Year Ended December 31,
(In thousands)	2008	2007
AFUDC – borrowed funds	$1,740	$2,562
AFUDC – equity funds	125	427
Total AFUDC capitalized	$1,865	$2,989

D.	Impairment Review of Long-Lived Assets
Long-lived assets are reviewed as facts and circumstances indicate that the carrying amount may be impaired.  This review is performed in accordance with SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (SFAS 144).  SFAS 144 establishes one accounting model for all impaired long-lived assets and long-lived assets to be disposed of by sale or otherwise.  SFAS 144 requires that the evaluation for impairment involve the comparison of an asset’s carrying value to the estimated future cash flows that the asset is expected to generate over its remaining life.  If this evaluation were to conclude that the carrying value of the asset is impaired, an impairment charge would be recorded based on the difference between the asset’s carrying amount and its fair value (less costs to sell for assets to be disposed of by sale) as a charge to operations or discontinued operations.

E.	Goodwill
Goodwill arising from business combinations is accounted for in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets” (SFAS 142).  SFAS 142 requires a portion of goodwill be charged to expense only when it is impaired.  The Company tests its goodwill for impairment at a reporting unit level at least annually and that test is performed at the beginning of each year.  Impairment reviews consist of a comparison of the fair value of a reporting unit to its carrying amount.  If the fair value of a reporting unit is less than its carrying amount, an impairment loss is recognized in operations.  Through December 31, 2008, no goodwill impairments have been recorded.  All of the Company’s goodwill is included in the Gas Utility Services operating segment.

F.	Intangible Assets
The Company has emission allowances relating to its wholesale power marketing operations totaling $1.6 million and $2.6 million at December 31, 2008 and 2007, respectively.  The value of the emission allowances are recognized as they are consumed or sold on the open market.

G.	Regulation
Retail public utility operations are subject to regulation by the IURC.  The Company’s accounting policies give recognition to the rate-making and accounting practices of this agency and to accounting principles generally accepted in the United States, including the provisions of SFAS No. 71 “Accounting for the Effects of Certain Types of Regulation” (SFAS 71).

Refundable or Recoverable Gas Costs and Cost of Fuel & Purchased Power
All metered gas rates contain a gas cost adjustment clause that allows the Company to charge for changes in the cost of purchased gas.  Metered electric rates contain a fuel adjustment clause that allows for adjustment in charges for electric energy to reflect changes in the cost of fuel.  The net energy cost of purchased power, subject to a variable benchmark based on NYMEX natural gas prices, is also recovered through regulatory proceedings.  The Company records any under-or-over-recovery resulting from gas and fuel adjustment clauses each month in revenues.  A corresponding asset or liability is recorded until the under or over-recovery is billed or refunded to utility customers.  The cost of gas sold is charged to operating expense as delivered to customers, and the cost of fuel for electric generation is charged to operating expense when consumed.

Regulatory Assets and Liabilities
Regulatory assets represent probable future revenues associated with certain incurred costs, which will be recovered from customers through the ratemaking process.  Regulatory liabilities represent probable expenditures by the Company for removal costs or future reductions in revenues associated with amounts that are to be credited to customers through the ratemaking process.  The Company assesses the recoverability of costs recognized as regulatory assets and liabilities and the ability to continue to account for its activities based on the criteria set forth in SFAS 71.  Based on current regulation, the Company believes such accounting is appropriate.  If all or part of the Company's operations cease to meet the criteria of SFAS 71, a write-off of related regulatory assets and liabilities could be required.  In addition, the Company would be required to determine any impairment to the carrying value of its utility plant and other regulated assets.

Regulatory assets consist of the following:
	At December 31,
(In thousands)	2008	2007
Amounts currently recovered through customer rates related to:
Demand side management programs	$21,453	$27,609
Unamortized debt issue costs	7,178	5,741
Premiums paid to reacquire debt	3,961	4,399
Authorized trackers	(2,444)	23,510
Other	2,722	4,366
	32,870	65,625
Amounts deferred for future recovery related to:
Cost recovery riders & other	147	12
	147	12
Future amounts recoverable from ratepayers related to:
Income taxes- deferred income taxes	4,563	7,284
Income taxes- transition to SFAS 109	(1,753)	(1,862)
Asset retirement obligations & other	8,549	10,761
	11,359	16,183
Total regulatory assets	$44,376	$81,820

Of the $32.9 million currently being recovered in rates charged to customers, approximately $21.5 million is earning a return with a weighted average recovery period of 6 years.  The Company has rate orders for all deferred costs not yet in rates and therefore believes that future recovery is probable.

Regulatory Liabilities
At December 31, 2008 and 2007, the Company has approximately $55.8 million and $60.8 million, respectively, in regulatory liabilities.  Of these amounts, $51.8 million and $55.9 million relate to cost of removal obligations.

The Company collects an estimated cost of removal of its utility plant through depreciation rates established in regulatory proceedings.  The Company records amounts expensed in advance of payments as a Regulatory liability because the liability does not meet the threshold of an asset retirement obligation as defined by SFAS No. 143, “Accounting for Asset Retirement Obligations” and its related interpretations (SFAS 143).

H.	Asset Retirement Obligations
A portion of removal costs related to interim retirements of gas utility pipeline and utility poles, certain asbestos-related issues, and reclamation activities meet the definition of an asset retirement obligation (ARO).  SFAS 143 requires entities to record the fair value of a liability for a legal ARO in the period in which it is incurred.  When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset.  The liability is accreted, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss.  To the extent regulation is involved, such gain or loss may be deferred.

ARO’s included in Other liabilities total $8.5 million and $6.3 million at December 31, 2008 and 2007, respectively.  ARO’s included in Accrued liabilities total $7.2 million and $9.5 million at December 31, 2008 and 2007, respectively.  During 2008, the Company recorded accretion of $0.4 million, cash payments, net of increases in estimates of ($0.5) million.  During 2007, the Company recorded accretion of $0.5 million and increases in estimates of $6.6 million.

I.	Comprehensive Income
Comprehensive income is a measure of all changes in equity that result from the non-shareholder transactions.  This information is reported in the Statements of Common Shareholder’s Equity.  A summary of the components of and changes in Accumulated other comprehensive income for the past three years follows:

	2007			2008
	Beginning	Changes	End	Changes	End
	of Year	During	of Year	During	of Year
(In thousands)	Balance	Year	Balance	Year	Balance

Cash flow hedges	$1,430	$(868)	$562	$(403)	$159
Deferred income taxes	(579)	345	(234)	179	(55)
Accumulated other comprehensive income	$851	$(523)	$328	$(224)	$104

J.	Revenues
Revenues are recorded as products and services are delivered to customers.  To more closely match revenues and expenses, the Company records revenues for all gas and electricity delivered to customers but not billed at the end of the accounting period.

K. Utility Receipts Taxes
Excise taxes and a portion of utility receipts taxes are included in rates charged to customers.  Accordingly, the Company records these taxes received as a component of operating revenues.  Expense associated with excise and utility receipts taxes are recorded as a component of Taxes other than income taxes.

L.	Earnings Per Share
Earnings per share are not presented as SIGECO’s common stock is wholly owned by Vectren Utility Holdings, Inc.

M.	Other Significant Policies
Included elsewhere in these notes are significant accounting policies related to intercompany allocations and income taxes (Note 3) and derivatives (Note 9).

N.	Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from these estimates.

3.	Transactions with Other Vectren Companies

Vectren Fuels, Inc.
Vectren Fuels, Inc., a wholly owned subsidiary of Vectren, owns and operates coal mines from which SIGECO purchases coal used for electric generation.  The price of coal that is charged by Vectren Fuels to SIGECO is priced consistent with contracts reviewed by the OUCC and on file with IURC.  Amounts paid for such purchases for the years ended December 31, 2008 and 2007, totaled $119.8 million and $115.9 million, respectively.  Amounts owed to Vectren Fuels at December 31, 2008 and 2007 are included in Payables to other Vectren companies.

Miller Pipeline Corporation
Miller Pipeline Corporation (Miller), a wholly owned subsidiary of Vectren, performs natural gas and water distribution, transmission, and construction repair and rehabilitation primarily in the Midwest and the repair and rehabilitation of gas, water, and wastewater facilities nationwide.  Miller’s customers include SIGECO.  Fees paid by SIGECO totaled $9.5 million in 2008 and $4.1 million in 2007.  Amounts owed to Miller at December 31, 2008 and 2007 are included in Payables to other Vectren companies.

Support Services and Purchases
Vectren and Utility Holdings provide corporate and general and administrative assets and services to the Company and allocates costs to the Company, including costs for share-based compensation and for pension and other postretirement benefits that are not directly charged to subsidiaries.  These costs have been allocated using various allocators, including number of employees, number of customers and/or the level of payroll, revenue contribution and capital expenditures.  Allocations are at cost.  SIGECO received corporate allocations totaling $57.2 million and $53.1 million for the years ended December 31, 2008, and 2007, respectively.

Retirement Plans and Other Postretirement Benefits
Vectren has multiple defined benefit pension plans and postretirement plans that require accounting as described in SFAS No. 158  “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans-an amendment of FASB Statements No. 87, 88, 106, and 132(R)” (SFAS 158), which it adopted on December 31, 2006.  An allocation of cost is determined, comprised of only service cost and interest on that service cost, by subsidiary based on headcount at each measurement date.  These costs are directly charged to individual subsidiaries.  Other components of costs (such as interest cost and asset returns) are charged to individual subsidiaries through the corporate allocation process discussed above.  Neither plan assets nor the ending liability is allocated to individual subsidiaries since these assets and obligations are derived from corporate level decisions.  Further, Vectren satisfies the future funding requirements of plans and the payment of benefits from general corporate assets.  This allocation methodology is consistent with “multiemployer” benefit accounting as described in SFAS 87 and 106.

For the years ended December 31, 2008 and 2007, periodic pension costs totaling $1.3 million and $2.2 million, respectively, was directly charged by Vectren to the Company.  For the year ended December 31, 2007, other periodic postretirement benefit costs totaling $0.3 million was directly charged by Vectren to the Company. Insignificant amounts were charged in 2008.  As of December 31, 2008 and 2007, $27.3 million and $25.6 million, respectively, is included in Deferred credits & other liabilities and represents costs directly charged to the Company that is yet to be funded to Vectren.

Share-Based Incentive Plans and Deferred Compensation Plans
SIGECO does not have share-based compensation plans separate from Vectren.  An insignificant number of SIGECO’s employees participate in Vectren’s share-based compensation plans.  The Company recognizes its allocated portion of expenses in accordance with FASB Statement 123 (revised 2004), “Share-Based Payments” (SFAS 123R).  As of December 31, 2008 and 2007, $10.2 million and $11.5 million, respectively, is included in Deferred credits & other liabilities and represents costs directly charged to the Company that is yet to be funded to Vectren.

Cash Management Arrangements
The Company participates in Vectren’s centralized cash management program.  See Note 5 regarding long-term and short-term intercompany borrowing arrangements.

Guarantees of Parent Company Debt
Vectren’s three operating utility companies, SIGECO, Indiana Gas Company, Inc. (Indiana Gas) and Vectren Energy Delivery of Ohio, Inc. are guarantors of Utility Holdings’ $515 million in short-term credit facilities, of which approximately $192 million is outstanding at December 31, 2008, and Utility Holdings’ $823 million unsecured senior notes outstanding at December 31, 2008.  The guarantees are full and unconditional and joint and several, and Utility Holdings has no subsidiaries other than the subsidiary guarantors.

Income Taxes
Vectren files a consolidated federal income tax return.  Pursuant to a subsidiary tax sharing agreement and for financial reporting purposes, SIGECO’s current and deferred tax expense is computed on a separate company basis.  Current taxes payable/receivable are settled with Vectren in cash.  The liability method of accounting is used for income taxes under which deferred income taxes are recognized to reflect the tax effect of temporary differences between the book and tax bases of assets and liabilities at currently enacted income tax rates.  Significant components of the net deferred tax liability follow:
	At December 31,
(In thousands)	2008	2007
Noncurrent deferred tax liabilities (assets):
Depreciation & cost recovery timing differences	$153,970	$131,597
Regulatory assets recoverable through future rates	17,063	15,039
Other comprehensive income	56	234
Employee benefit obligations	(12,575)	(11,955)
Regulatory liabilities to be settled through future rates	(12,500)	(7,755)
Other – net	5,162	9,336
Net noncurrent deferred tax liability	151,176	136,496
Current deferred tax liabilities, primarily demand side management
and other regulatory assets	7,625	8,476
Net deferred tax liability	$158,801	$144,972

At December 31, 2008 and 2007, investment tax credits totaling $6.2 million and $7.0 million, respectively, are included in Deferred credits and other liabilities.  These investment tax credits are amortized over the lives of the related investments.

The components of income tax expense and utilization of investment tax credits follow:
	Year Ended December 31,
(In thousands)	2008	2007
Current:
Federal	$13,871	$30,527
State	8,843	8,869
Total current taxes	22,714	39,396
Deferred:
Federal	13,963	3,990
State	369	330
Total deferred taxes	14,332	4,320
Amortization of investment tax credits	(838)	(1,052)
Total income tax expense	$36,208	$42,664

A reconciliation of the federal statutory rate to the effective income tax rate follows:
	Year Ended December 31,
	2008	2007

Statutory rate	35.0%	35.0%
State & local taxes, net of federal benefit	6.4	5.8
Amortization of investment tax credit	(0.9)	(1.0)
Adjustments to federal income tax accruals	(0.9)	2.3
All other - net	(0.5)	0.2
Effective tax rate	39.1%	42.3%

Accounting for Uncertainty in Income Taxes

On January 1, 2007, the Company adopted FASB Interpretation No. 48 (FIN 48) “Accounting for Uncertainty in Income Taxes” an interpretation of SFAS 109, “Accounting for Income Taxes.”  FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of tax positions taken or expected to be taken in an income tax return.  FIN 48 also provides guidance related to reversal of tax positions, balance sheet classification, interest and penalties, interim period accounting, disclosure and transition.

The adoption of FIN 48 did not have a material impact on the Company.  The liability for gross unrecognized tax benefits of $5.9 million upon adoption generally resulted from the reclassification of Deferred income taxes to Other liabilities.

Following is a roll forward of the total amount of unrecognized tax benefits for the years ended December 31, 2008 and 2007:

(in thousands)	2008	2007
Unrecognized tax benefits at January 1	$2,944	$5,876
Gross Increases - tax positions in prior periods	-	133
Gross Decreases - tax positions in prior periods	(2,429)	(3,065)
Unrecognized tax benefits at December 31	$515	$2,944

The change in unrecognized tax benefits during 2008 totaled $2.4 million, almost none of which impacted the effective rate.  During 2007 the change in unrecognized tax benefits totaled $2.9 million, of which $0.5 million impacted the effective tax rate.  The amount of unrecognized tax benefits, which, if recognized, that would impact the effective tax rate as of December 31, 2008 and 2007 was insignificant.

As of December 31, 2008, the remaining unrecognized tax benefit relates to tax positions for which the ultimate deductibility is highly certain but for which there is uncertainty about the timing of such deductibility.  Because of the impact of deferred tax accounting, other than interest and penalties, the disallowance of the shorter deductibility period would not affect the annual effective tax rate but would accelerate the payment of cash to the taxing authority.

The Company accrues interest and penalties associated with unrecognized tax benefits in Income taxes.  The Company recognized expense related to interest and penalties totaling less than $0.1 million in 2008 and approximately $0.4 million in 2007.  Prior to the adoption of FIN 48, activity related to interest and penalties was recorded at the Vectren level.  As of December 31, 2008 and 2007, the Company had approximately $0.2 million and $0.4 million, respectively, accrued for the payment of interest and penalties.

The net liability on the Balance Sheet for unrecognized tax benefits inclusive of interest, penalties and secondary impacts which are a component of the Deferred taxes, totaled $0.7 million and $3.0 million, respectively, at December 31, 2008 and 2007.

From time to time, Vectren may consider changes to filed positions that could impact the Company’s unrecognized tax benefits.  However, it is not expected that such changes would have a significant impact on earnings and would only affect the timing of payments to taxing authorities.

SIGECO does not file federal or Indiana state income tax returns separate from those filed by its parent, Vectren Corporation.  The Internal Revenue Service (IRS) has conducted examinations of Vectren’s U.S. federal income tax returns for tax years through December 31, 2005.  The State of Indiana, Vectren’s primary state tax jurisdiction, has conducted examinations of state income tax returns for tax years through December 31, 2002.  The statutes of limitations for assessment of federal and Indiana income tax have expired with respect to tax years through 2002.   On March 5, 2009, the Company and Vectren were notified by the State of Indiana of its intent to perform an examination of income and other taxes for the years ended December 31, 2005 through 2008.

4.	Transactions with ProLiance Holdings, LLC

ProLiance Holdings, LLC (ProLiance), a nonutility energy marketing affiliate of Vectren and Citizens Energy Group (Citizens), provides services to a broad range of municipalities, utilities, industrial operations, schools, and healthcare institutions located throughout the Midwest and Southeast United States.  ProLiance’s customers include Vectren’s Indiana utilities and nonutility gas supply operations as well as Citizens’ utilities.  ProLiance’s primary businesses include gas marketing, gas portfolio optimization, and other portfolio and energy management services. SIGECO purchases all of its natural gas through ProLiance and has regulatory approval from the IURC to continue to do so through March 2011.

Purchases made from ProLiance for resale and for injections into storage for the years ended December 31, 2008 and 2007, totaled $133.0 million and $95.1 million, respectively.  Amounts owed to ProLiance at December 31, 2008 and 2007, for those purchases were $11.7 million and $9.9 million, respectively, and are included in Accounts payable to affiliated companies in the Balance Sheets.  Amounts charged by ProLiance for gas supply services are established by supply agreements with the utility.

5.	Borrowing Arrangements & Other Financing Transactions

Short-Term Borrowings
SIGECO mainly relies on the short-term borrowing arrangements of Utility Holdings for its short-term working capital needs.  Borrowings, including third party borrowings, outstanding at December 31, 2008 and 2007, were $149.8 million and $118.0 million, respectively.  The intercompany credit line totals $325 million, but is limited to Utility Holdings’ available capacity ($323 million at December 31, 2008) and is subject to the same terms and conditions as Utility Holdings’ short term borrowing arrangements, including its commercial paper program.  Short-term borrowings bear interest at Utility Holdings’ weighted average daily cost of short-term funds.  Additionally, at December 31, 2008, the Company has available approximately $5.0 million of short-term borrowing capacity with third parties to supplement its intercompany borrowing arrangements, of which $4.6 million was available.  See the table below for interest rates and outstanding balances:

	Year ended December 31,
	2008	2007
Weighted average total outstanding during
the year payable to Utility Holdings (in thousands)	$108,868	$101,099

Weighted average total outstanding during
the year payable to third parties (in thousands)	$121	$295

Weighted average interest rates during the year:
Utility Holdings	3.56%	5.55%
Bank loans	3.25%	5.93%

Long-Term Debt
Senior unsecured obligations and first mortgage bonds outstanding and classified as long-term follow:
	At December 31,
(In thousands)	2008	2007
Senior Unsecured Notes Payable to Utility Holdings:
2011, 6.625%	$ 86,584	$ 86,584
2015, 5.45%	49,432	49,432
2018, 5.75%	61,881	61,881
2035, 6.10%	25,285	25,285
2039, 6.25%	88,320	-
Total long-term debt payable to Utility Holdings	$ 311,502	$ 223,182

First Mortgage Bonds Payable to Third Parties:
2016, 1986 Series, 8.875%	$ 13,000	$ 13,000
2020, 1998 Pollution Control Series B, 4.50%, tax exempt	4,640	4,640
2024, 2000 Environmental Improvement Series A, 4.65%, tax exempt	22,500	22,500
2029, 1999 Senior Notes, 6.72%	80,000	80,000
2030, 1998 Pollution Control Series B, 5.00%, tax exempt	22,000	22,000
2015, 1985 Pollution Control Series A, current adjustable rate 0.9%, tax exempt,
2007 weighted average: 2.78%	9,775	9,775
2023, 1993 Environmental Improvement Series B, 5.15%, tax exempt	22,550	22,550
2025, 1998 Pollution Control Series A, current adjustable rate 1.2%, tax exempt,
2008 weighted average: 2.94%	31,500	31,500
2030, 1998 Pollution Control Series C, 5.35%, tax exempt	22,200	22,200
2041, 2007 Pollution Control Series, 5.45%, tax exempt	17,000	17,000
Total first mortgage bonds payable to third parties	245,165	245,165
Debt subject to tender	(80,000)	-
Treasury Debt	(41,275)	-
Unamortized debt premium, discount & other - net	(1,771)	(1,932)
Long-term debt payable to third parties - net	$ 22,119	$ 243,233

Issuance payable to Utility Holdings
In March 2008, the Company issued a note payable to Utility Holdings. The term of the note is identical to the terms of notes issued by Utility Holdings in March 2008.  These notes issued by Utility Holdings have an aggregate principal amount of $125 million, are priced at par with an interest rate of 6.25%, and are due April 1, 2039.  The notes have no sinking fund requirements, and interest payments are due monthly.  The notes may be called by Utility Holdings, in whole or in part, at any time on or after April 1, 2013, at 100 percent of principal amount plus accrued interest.  During 2007, Utility Holdings entered into several interest rate hedges with an $80 million notional amount.  Upon issuance of the notes, these instruments were settled resulting in the payment of approximately $9.6 million, which was recorded as a Regulatory asset pursuant to existing regulatory orders.  The value paid is being amortized as an increase to interest expense over the life of the issue.  The proceeds from the sale of these notes less settlement of the hedging arrangements and payments of issuance costs amounted to approximately $111.1 million, of which $88.3 million was issued to SIGECO.  Utility Holdings adjusts the interest rate it charges to its subsidiaries from those stated in it financing arrangements to account for debt issuance costs and any related hedging arrangements.

Auction Rate Securities
On December 6, 2007, SIGECO closed on $17 million of auction rate tax-exempt long-term debt.  The debt had a life of 33 years, maturing on January 1, 2041.  The initial interest rate was set at 4.50 percent but the rate was to reset every 7 days through an auction process that began December 13, 2007.  This new debt was collateralized through the issuance of first mortgage bonds and the payment of interest and principal was insured through Ambac Assurance Corporation (Ambac).

In February 2008, SIGECO provided notice to the current holders of approximately $103 million of tax-exempt auction rate mode long-term debt, including the $17 million issued in December 2007, of its plans to convert that debt from its current auction rate mode into a daily interest rate mode.  In March 2008, the debt was tendered at 100 percent of the principal amount plus accrued interest.  During March 2008, SIGECO remarketed approximately $61.8 million of these instruments at interest rates that are fixed to maturity, receiving proceeds, net of issuance costs, of approximately $60.0 million.  The terms are $22.6 million at 5.15 percent due in 2023, $22.2 million at 5.35 percent due in 2030 and $17.0 million at 5.45 percent due in 2041.  The remaining $41.3 million continues to be held in treasury and is expected to be remarketed in 2009.

Long-Term Debt Sinking Fund Requirements & Maturities
The annual sinking fund requirement of SIGECO's first mortgage bonds is 1 percent of the greatest amount of bonds outstanding under the Mortgage Indenture.  This requirement may be satisfied by certification to the Trustee of unfunded property additions in the prescribed amount as provided in the Mortgage Indenture.  SIGECO intends to meet the 2009 sinking fund requirement by this means and, accordingly, the sinking fund requirement for 2009 is excluded from Current liabilities in the Balance Sheets.  At December 31, 2008, $1.0 billion of SIGECO's utility plant remained unfunded under SIGECO's Mortgage Indenture.  SIGECO’s gross utility plant balance subject to the Mortgage Indenture approximated $2.3 billion at December 31, 2008.

Maturities of long-term debt during the five years following 2008 (in millions) are zero in 2009 and 2010, $86.6 in 2011, zero in 2012 and 2013.

Long-Term Debt Put & Call Provisions
Certain long-term debt issues contain put and call provisions that can be exercised on various dates before maturity.  Other than certain instruments that can be put to the Company upon the death of the holder (death puts), these put or call provisions are not triggered by specific events, but are based upon dates stated in the note agreements.  During 2008 the Company repaid approximately $0.6 million related to death puts.  In 2007, no debt was put to the Company.  Debt which may be put to the Company for reasons other than a death during the years following 2008 (in millions) is $80.0 in 2009 and zero thereafter.  Debt that may be put to the Company within one year is classified as Long-term debt subject to tender in current liabilities.

Covenants
Both long-term and short-term borrowing arrangements contain customary default provisions; restrictions on liens, sale-leaseback transactions, mergers or consolidations, and sales of assets; and restrictions on leverage and interest coverage, among other restrictions.  As of December 31, 2008, the Company was in compliance with all financial covenants.

6.	Commitments & Contingencies

Purchase commitments
SIGECO has both firm and non-firm commitments to purchase natural gas, coal, and electricity as well as certain transportation and storage rights.  Costs arising from these commitments, while significant, are pass-through costs, generally collected dollar-for-dollar from retail customers through regulator-approved cost recovery mechanisms.

Legal Proceedings
The Company is party to various legal proceedings arising in the normal course of business.  In the opinion of management, there are no legal proceedings pending against the Company that are likely to have a material adverse effect on its financial position, results of operations or cash flows.

7.	Environmental Matters

Clean Air Act
In March of 2005, the USEPA finalized the Clean Air Interstate Rule (CAIR). CAIR is an allowance cap and trade program requiring further reductions from coal-burning power plants in NOx emissions beginning January 1, 2009 and SO2 emissions beginning January 1, 2010, with a second phase of reductions in 2015.  On July 11, 2008, the US Court of Appeals for the District of Columbia vacated the federal CAIR regulations.  Various parties filed motions for reconsideration, and on December 23, 2008, the Court reinstated the CAIR regulations and remanded the regulations back to the USEPA for promulgation of revisions in accordance with the Court’s July 11, 2008 Order.  Thus, the original version of CAIR promulgated in March of 2005 remains effective while USEPA revises it per the Court’s guidance.  It is possible that a revised CAIR will require further reductions in NOx and SO2 from SIGECO’s generating units.  SIGECO is in compliance with the current CAIR Phase I annual NOx reduction requirements in effect on January 1, 2009.  Utilization of the Company’s inventory of NOx and SO2  allowances may also be impacted if CAIR is further revised; however, most of the these allowances were granted to the Company at zero cost, so a reduction in carrying value is not expected.

Similarly, in March of 2005, USEPA promulgated the Clean Air Mercury Rule (CAMR).  CAMR is an allowance cap and trade program requiring further reductions in mercury emissions from coal-burning power plants.  The CAMR regulations were vacated by the US Court of Appeals for the DC Circuit in July 2008.  It is quite possible that the vacatur of the CAMR regulations will lead to increased support for the passage of a multi-pollutant bill in Congress.  It is also possible that the USEPA will promulgate a revised mercury regulation in 2009.

To comply with Indiana’s implementation plan of the Clean Air Act of 1990, the CAIR regulations, and to comply with potential future regulations of mercury and further NOx and SO2  reductions, SIGECO has IURC authority to invest in clean coal technology.  Using this authorization, SIGECO has invested approximately $307 million in pollution control equipment, including Selective Catalytic Reduction (SCR) systems and fabric filters.  SCR technology is the most effective method of reducing NOx emissions where high removal efficiencies are required and fabric filters control particulate matter emissions.  These investments were included in rate base for purposes of determining new base rates that went into effect on August 15, 2007.  Prior to being included in base rates, return on investments made and recovery of related operating expenses were recovered through a rider mechanism.

Further, the IURC granted SIGECO authority to invest in an SO2 scrubber at its generating facility that is jointly owned with ALCOA (the Company’s portion is 150 MW).  The order allows SIGECO to recover an approximate 8 percent return on capital investments through a rider mechanism which is periodically updated for actual costs incurred less post in-service depreciation expense.  Through December 31, 2008, the Company has invested approximately $97.6 million in this project.  The scrubber was placed into service on January 1, 2009, and the Company expects the total project investment to approximate $100 million once all post in-service investments are completed.  Recovery through a rider mechanism of associated operating expenses including depreciation expense associated with the scrubber also began on January 1, 2009.  With the SO2 scrubber fully operational, SIGECO is positioned for compliance with the additional SO2 reductions required by Phase I CAIR commencing on January 1, 2010.

SIGECO’s coal fired generating fleet is 100 percent scrubbed for SO2 and 90 percent controlled for NOx.  SIGECO's investments in scrubber, SCR and fabric filter technology allows for compliance with existing regulations and should position it to comply with future reasonable pollution control legislation, if and when, reductions in mercury and further reductions in NOx and SO2 are promulgated by USEPA.

Climate Change
There are currently several forms of legislation being circulated at the federal level addressing the climate change issue.  These proposals generally involve either: 1) a “cap and trade” approach where there is a progressive cap on greenhouse gas emissions and an auctioning and subsequent trading of allowances among those that emit greenhouse gases or 2) a carbon tax.  Currently no legislation has passed either house of Congress.

In the absence of federal legislation, several regional initiatives throughout the United States are in the process of establishing regional cap and trade programs.  While no climate change legislation is pending in the State of Indiana, the State is an observer of the Midwestern Regional Greenhouse Gas Reduction Accord, and its legislature has in the recent past debated, but did not pass, renewable energy portfolio standards.  It is expected that the Indiana State legislature will address a renewable energy portfolio standard again in 2009.

In April of 2007, the US Supreme Court determined that greenhouse gases meet the definition of "air pollutant" under the Clean Air Act and ordered the USEPA to determine whether greenhouse gas emissions from new motor vehicles cause or contribute to air pollution that may reasonably be anticipated to endanger public health or welfare. Should the USEPA find such endangerment, it is likely that major stationary sources will be subject to regulation under the Act.  In 2008, the USEPA published its Advanced Notice of Proposed Rulemaking in which the agency solicited comment as to whether it is appropriate or effective to regulate greenhouse gas emissions under the Act.  The Obama administration has asserted that it will act on the endangerment finding in the absence of comprehensive federal legislation within the next 18 months.

Impact of Legislative Actions and Other Initiatives is Unknown
If legislation requiring reductions in CO2 and other greenhouse gases or legislation mandating a renewable energy portfolio standard is adopted, such regulation could substantially affect both the costs and operating characteristics of the Company’s fossil fuel generating plants and possibly natural gas distribution businesses.  Further, any legislation would likely impact the Company’s generation resource planning decisions.  At this time and in the absence of final legislation, compliance costs and other effects associated with reductions in greenhouse gas emissions or obtaining renewable energy sources remain uncertain.  The Company has gathered preliminary estimates of the costs to comply with a cap and trade approach to controlling greenhouse gas emissions.  A preliminary investigation demonstrated costs to comply would be significant, first to operating expenses for the purchase of allowances, and later to capital expenditures as technology becomes available to control greenhouse gas emissions.  However, these compliance cost estimates are very sensitive to highly uncertain assumptions, including allowance prices.  Costs to purchase allowances that cap greenhouse gas emissions should be considered a cost of providing electricity, and as such, the Company believes recovery should be timely reflected in rates charged to customers.  Approximately 22 percent of electric volumes sold in 2008 were delivered to municipal and other wholesale customers.  As such, the Company has some flexibility to modify the level of these transactions to reduce overall emissions and reduce costs associated with complying with new environmental regulations.

Environmental Remediation Efforts
In the past, SIGECO operated facilities for the manufacture of gas.  Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years.  Under currently applicable environmental laws and regulations, those that owned or operated these facilities may now be required to take remedial action if certain contaminants are found above the regulatory thresholds at these sites.

In October 2002, SIGECO received a formal information request letter from the IDEM regarding five manufactured gas plants that it owned and/or operated and were not enrolled in the IDEM’s Voluntary Remediation Program  (VRP).  In October 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM's VRP.  The remaining site is currently being addressed in the VRP by another Indiana utility.  SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites.  That renewal was approved by the IDEM in February 2004.  SIGECO is also named in a lawsuit filed in federal district court in May 2007, involving another site subject to potential environmental remediation efforts.

SIGECO has filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program and/or related to the site subject to the May 2007 lawsuit.  While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, SIGECO has recorded cumulative costs that it reasonably expects to incur totaling approximately $8.7 million.  With respect to insurance coverage, SIGECO has received and recorded settlements from insurance carriers under insurance policies in effect when these sites were in operation in an aggregate amount of $8.0 million.

Environmental remediation costs related to manufactured gas plants and other sites have had a minor impact on results of operations or financial condition since cumulative costs recorded to date approximate potentially responsible party (PRP) and insurance settlement recoveries.  Such cumulative costs are estimated by management using assumptions based on actual costs incurred, the timing of expected future payments, and inflation factors, among others.  While the Company has recorded all costs which it presently expects to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen and those costs may not be subject to PRP or insurance recovery.  As of December 31, 2008, approximately $3.6 million is included in Other Liabilities related to the remediation of these sites.

Jacobsville Superfund Site
On July 22, 2004, the USEPA listed the Jacobsville Neighborhood Soil Contamination site in Evansville, Indiana, on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA).  The USEPA has identified four sources of historic lead contamination.  These four sources shut down manufacturing operations years ago.  When drawing up the boundaries for the listing, the USEPA included a 250 acre block of properties surrounding the Jacobsville neighborhood, including the Company's Wagner Operations Center.  The Company’s property has not been named as a source of the lead contamination, nor does the USEPA's soil testing to date indicate that the property contains lead contaminated soils.  The Company's own soil testing, completed during the construction of the Operations Center, did not indicate that the property contains lead contaminated soils.  At this time, the Company anticipates only additional soil testing could be requested by the USEPA at some future date.

8.	Rate & Regulatory Matters

Electric Base Rate Order Received
On August 15, 2007, the Company received an order from the IURC which approved the settlement reached in its electric rate case.  The order provided for an approximate $60.8 million electric rate increase to cover the Company’s cost of system growth, maintenance, safety and reliability.  The order provided for, among other things: recovery of ongoing costs and deferred costs associated with the MISO; operations and maintenance (O&M) expense increases related to managing the aging workforce, including the development of expanded apprenticeship programs and the creation of defined training programs to ensure proper knowledge transfer, safety and system stability; increased O&M expense necessary to maintain and improve system reliability; benefit to customers from the sale of wholesale power by sharing equally with customers any profit earned above or below $10.5 million of wholesale power margin; recovery of and return on the investment in past demand side management programs to help encourage conservation during peak load periods; timely recovery of the Company’s investment in certain new electric transmission projects that benefit the MISO infrastructure; an overall rate of return of 7.32 percent on rate base of approximately $1,044 million and an allowed ROE of 10.4 percent.

Gas Base Rate Order Received
On August 1, 2007, the Company received an order from the IURC which approved the settlement reached in its gas rate case.  The order provided for a base rate increase of $5.1 million and a ROE of 10.15 percent, with an overall rate of return of 7.2 percent on rate base of approximately $122 million.  The order also provided for the recovery of $2.6 million of costs through separate cost recovery mechanisms rather than base rates.

Further, additional expenditures for a multi-year bare steel and cast iron capital replacement program will be afforded certain accounting treatment that mitigates earnings attrition from the investment between rate cases.  The accounting treatment allows for the continuation of the accrual for allowance for funds used during construction (AFUDC) and the deferral of depreciation expense after the projects go in service but before they are included in base rates.  To qualify for this treatment, the annual expenditures are limited to $3 million and the treatment cannot extend beyond three years on each project.

With this order, SIGECO now has in place for its gas service territory weather normalization, a conservation and lost margin recovery tariff, tracking of gas cost expense related to a bad debt expense level based on historical experience and unaccounted for gas through the existing gas cost adjustment mechanism, and tracking of pipeline integrity management expense.

MISO
Since February 2002 and with the IURC’s approval, the Company has been a member of the Midwest Independent System Operator, Inc. (MISO), a FERC approved regional transmission organization.  The MISO serves the electrical transmission needs of much of the Midwest and maintains operational control over the Company’s electric transmission facilities as well as that of other Midwest utilities.  Since April 1, 2005, the Company has been an active participant in the MISO energy markets, bidding its owned generation into the Day Ahead and Real Time markets and procuring power for its retail customers at Locational Marginal Pricing (LMP) as determined by the MISO market.

The Company is typically in a net sales position with MISO as generation capacity is in excess of that needed to serve native load and is only occasionally in a net purchase position.  When the Company is a net seller such net revenues are included in Electric Utility revenues and when the Company is a net purchaser such net purchases are included in Cost of fuel and purchased power.  Net positions are determined on an hourly basis.  Since the Company became an active MISO member, its generation optimization strategies primarily involve the sale of excess generation into the MISO day ahead and real-time markets.  Net revenues from wholesale activities included in Electric Utility revenues totaled $57.6 million in 2008, $39.8 million in 2007 and $29.8 million in 2006.

The Company also receives transmission revenue that results from other members’ use of the Company’s transmission system.  These revenues are also included in Electric Utility revenues.  Generally, these transmission revenues along with costs charged by the MISO are considered components of base rates and any variance from that included in base rates is recovered/refunded through tracking mechanisms.

As a result of MISO’s operational control over much of the Midwestern electric transmission grid, including SIGECO’s transmission facilities, SIGECO’s continued ability to import power, when necessary, and export power to the wholesale market has been, and may continue to be, impacted.  Given the nature of MISO’s policies regarding use of transmission facilities, as well as ongoing FERC initiatives, and a Day 3 ancillary services market (ASM), where MISO began providing a bid-based regulation and contingency operating reserve markets on January 6, 2009, it is difficult to predict near term operational impacts.  The IURC has approved the Company’s participation in the ASM and has granted authority to defer costs associated with ASM

The need to expend capital for improvements to the regional transmission system, both to SIGECO’s facilities as well as to those facilities of adjacent utilities, over the next several years is expected to be significant.  The Company timely recovers its investment in certain new electric transmission projects that benefit the MISO infrastructure at a FERC approved rate of return.

9.	Derivatives & Other Financial Instruments

Accounting Policy for Derivatives
The Company periodically executes derivative contracts in the normal course of operations while buying and selling commodities to be used in operations, optimizing its generation assets, and managing risk.  The Company accounts for its derivative contracts in accordance with SFAS 133, “Accounting for Derivatives” and its related amendments and interpretations.  In most cases, SFAS 133 requires a derivative to be recorded on the balance sheet as an asset or liability measured at its market value and that a change in the derivative's market value be recognized currently in earnings unless specific hedge criteria are met.

When an energy contract that is a derivative is designated and documented as a normal purchase or normal sale, it is exempted from mark-to-market accounting.  Otherwise, energy contracts and financial contracts that are derivatives are recorded at market value as current or noncurrent assets or liabilities depending on their value and on when the contracts are expected to be settled.  Contracts and any associated collateral with counter-parties subject to master netting arrangements are presented net in the Balance Sheets.  The offset resulting from carrying the derivative at fair value on the balance sheet is charged to earnings unless it qualifies as a hedge or is subject to SFAS 71.  When hedge accounting is appropriate, the Company assesses and documents hedging relationships between the derivative contract and underlying risks as well as its risk management objectives and anticipated effectiveness.  When the hedging relationship is highly effective, derivatives are designated as hedges.  The market value of the effective portion of the hedge is marked to market in accumulated other comprehensive income for cash flow hedges.  Ineffective portions of hedging arrangements are marked-to-market through earnings.  For fair value hedges, both the derivative and the underlying hedged item are marked to market through earnings.  The offset to contracts affected by SFAS 71 are marked-to-market as a regulatory asset or liability.  Market value for derivative contracts is determined using quoted market prices from independent sources.  Following is a more detailed discussion of the Company’s use of mark-to-market accounting in two primary areas:  SO2 emission allowance risk management and natural gas procurement.

SO2 Emission Allowance Risk Management
The Company’s wholesale power marketing operations are exposed to price risk associated with SO2 emission allowances.  To mitigate this risk, the Company executed call options to hedge wholesale emission allowance utilization in future periods.  The Company designated and documented these derivatives as cash flow hedges.  At December 31, 2008, a deferred gain of approximately $0.2 million remains in accumulated comprehensive income related to these call options which will be recognized in earnings as emission allowances are utilized.  Hedge ineffectiveness totaled $0.2 million of expense in 2006.  No SO2 emission allowance hedges are outstanding as of December 31, 2008.

Natural Gas Procurement Activity
The Company has limited exposure to commodity price risk for purchases and sales of natural gas and electricity for retail customers due to current Indiana regulations which, subject to compliance with those regulations, allow for recovery of such purchases through natural gas and fuel cost adjustment mechanisms.  Although regulated operations are exposed to limited commodity price risk, volatile natural gas prices can result in higher working capital requirements, increased expenses including interest costs, uncollectible accounts expense, and unaccounted for gas, and some level of price-sensitive reduction in volumes sold.  The Company may mitigate these risks by using derivative contracts.  These contracts are subject to regulation which allows for reasonable and prudent hedging costs to be recovered through rates.  When regulation is involved, SFAS 71 controls when the offset to mark-to-market accounting is recognized in earnings.  At December 31, 2008 and 2007, the market values of these contracts were not significant.

Fair Value Measurements
In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (SFAS 157).  SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements.  SFAS 157 does not require any new fair value measurements; however, the standard will impact how other fair value based GAAP is applied.  Subsequently, the FASB issued FSP FAS 157-2 which delayed the effective date of SFAS 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually) to fiscal years beginning after November 15, 2008.  The Company adopted SFAS 157 on January 1, 2008, except as it applies to those nonfinancial assets and nonfinancial liabilities as described in FSP FAS 157-2.  The partial adoption of SFAS 157 did not materially impact the Company’s financial position, results of operations or cash flows.  The potential impact of applying SFAS 157 to its nonfinancial assets and liabilities is not expected to have a material impact on the Company’s financial statements.

The Company measures certain financial instruments, primarily derivatives, at fair value on a recurring basis.  SFAS 157 defines a hierarchy for disclosing fair value measurements based primarily on the level of public data used in determining fair value.  Level 1 inputs include quoted market prices in active markets for identical assets or liabilities; Level 2 inputs include inputs other than Level 1 inputs that are directly or indirectly observable; and Level 3 inputs include unobservable inputs using estimates and assumptions developed in-house, which reflect what a market participant would use to determine fair value.  At December 31, 2008, the Company had no material assets or liabilities recorded at fair value outstanding and none outstanding valued using Level 3 inputs.  As of December 31, 2007, the Company had derivatives in Prepayments and other current assets totaling $2.6 million.

SFAS 159
Also on January 1, 2008, the Company adopted SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an Amendment of FASB Statement No. 115” (SFAS 159).  SFAS 159 permitted entities to choose to measure many financial instruments and certain other items at fair value.  The Company did not choose to apply the option provided in SFAS 159 to any of its eligible items; therefore, its adoption did not have any impact on the Company’s financial statements or results of operations.

Fair Value of Other Financial Instruments
The carrying values and estimated fair values of the Company's other financial instruments follow:
	At December 31,
	2008		2007
(In thousands)	Carrying Amount	Est. Fair Value	Carrying Amount	Est. Fair Value
Long term debt	$245,165	$230,360	$245,165	$230,470
Long term debt payable to Utility Holdings	311,502	273,366	223,182	223,993
Short-term borrowings	400	400	-	-
Short-term borrowings from Utility Holdings	149,425	149,425	118,039	118,039

Certain methods and assumptions must be used to estimate the fair value of financial instruments.  The fair value of the Company's long-term debt was estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for instruments with similar characteristics.  Because of the maturity dates and variable interest rates of short-term borrowings, its carrying amount approximates its fair value.

Under current regulatory treatment, call premiums on reacquisition of long-term debt are generally recovered in customer rates over the life of the refunding issue.  Accordingly, any reacquisition would not be expected to have a material effect on the Company's results of operations.

10.	Additional Balance Sheet & Statement of Income Information

Prepayments & other current assets in the Balance Sheets consist of the following:
	At December 31,
(In thousands)	2008	2007
Wholesale emission allowances	$1,585	$2,624
Prepaid taxes and deferred taxes	265	1,781
Other	2,292	9,983
Total prepayments & other current assets	$4,142	$14,388

Accrued liabilities in the Balance Sheets consist of the following:
	At December 31,
(In thousands)	2008	2007
Accrued taxes	$9,564	$8,980
Current deferred taxes	7,625	8,476
Asset retirement obligation	7,175	9,500
Customers advances & deposits	9,604	8,683
Accrued interest	4,935	5,529
Accrued salaries & other	3,670	3,914
Tax collections payable	3,041	2,069
Total accrued liabilities	$45,614	$47,151

Other – net in the Statements of Income consists of the following:
	Year ended December 31,
(In thousands)	2008	2007
AFUDC (See Note 2C)	$1,865	$2,989
Other	(765)	360
Total other - net	$1,100	$3,349

11.	Segment Reporting

The Company segregates its regulated operations into a Gas Utility Services operating segment and an Electric Utility Services operating segment.  Electric Utility Services provides electric distribution services primarily to southwestern Indiana, and includes the Company’s power generating and wholesale power operations.  Gas Utility Services provides natural gas distribution and transportation services in southwestern Indiana, including counties surrounding Evansville.  The Company manages its regulated operations as separated between Energy Delivery, which includes the gas and electric transmission and distribution functions, and Power Supply, which includes the power generating and wholesale power operations.  Net income is the measure of profitability used by management for all operations.  Information related to the Company’s business segments is summarized below:
	Year Ended December 31,
(In thousands)	2008	2007
Revenues
Electric Utility Services	$524,245	$487,893
Gas Utility Services	159,654	132,195
Total operating revenues	$683,899	$620,088

Profitability Measure
Net Income
Electric Utility Services	$50,694	$52,614
Gas Utility Services	5,704	5,498
Total net income	$56,398	$58,112

Amounts Included in Profitability Measures
Depreciation & Amortization
Electric Utility Services	$68,457	$65,988
Gas Utility Services	5,685	5,741
Total depreciation & amortization	$74,142	$71,729

Interest Expense
Electric Utility Services	$32,000	$29,553
Gas Utility Services	4,817	3,653
Total interest expense	$36,817	$33,206

Income Taxes
Electric Utility Services	$32,009	$38,006
Gas Utility Services	4,199	4,658
Total income taxes	$36,208	$42,664

Capital Expenditures
Electric Utility Services	$172,014	$134,711
Gas Utility Services	21,077	9,223
Non-cash costs & changes in accruals	(5,246)	3,109
Total capital expenditures	$187,845	$147,043

	At December 31,
(In thousands)	2008	2007
Assets
Electric Utility Services	$1,462,090	$1,369,173
Gas Utility Services	193,706	176,818
Total assets	$1,655,796	$1,545,991

12.	Adoption of Other Accounting Standards

SFAS 141 (Revised 2007)
In December 2007, the FASB issued SFAS No. 141, “Business Combinations” (SFAS 141R).  SFAS 141R establishes principles and requirements for how the acquirer of an entity (1) recognizes and measures the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree (2) recognizes and measures acquired goodwill or a bargain purchase gain and (3) determines what information to disclose in its financial statements in order to enable users to assess the nature and financial effects of the business combination.  SFAS 141R applies to all transactions or other events in which one entity acquires control of one or more businesses and applies to all business entities.  SFAS 141R applies prospectively to business combinations with an acquisition date on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.  Early adoption is not permitted. The Company will adopt SFAS 141R on January 1, 2009, and because the provisions of this standard are applied prospectively, the impact to the Company cannot be determined until the transactions occur.

SFAS 161
In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133” (SFAS 161).  SFAS 161 enhances the current disclosures under SFAS 133 and requires that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation in order to better convey the purpose of derivative use in terms of the risks that the entity is intending to manage.  Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  Tabular disclosure of fair value amounts and gains and losses on derivative instruments and related hedged items is required.  SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008, with early adoption encouraged.  The Company will adopt SFAS 161 on January 1, 2009, and the impact is not expected to be material to the Company’s financial position or results of operations.

SFAS 162
In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements.  SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles”. The implementation of this standard will not have a material impact on its financial position and results of operations.

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The following discussion and analysis  provides additional information regarding SIGECO’s results of operations that is supplemental to the information provided in Vectren Corporation’s and Utility Holdings’ management’s discussion and analysis of results of operations and financial condition contained in those 2008 annual reports filed on Forms 10-K, which  include forward looking statement disclaimers.  The following discussion and analysis should be read in conjunction with SIGECO’s financial statements and notes thereto.

Executive Summary of Results of Operations

SIGECO generates revenue primarily from the delivery of natural gas and electric service to its customers, and SIGECO’s primary source of cash flow results from the collection of customer bills and the payment for goods and services procured for the delivery of gas and electric services.  SIGECO has in place a disclosure committee that consists of senior management as well as financial management.  The committee is actively involved in the preparation and review of SIGECO’s financial statements.

Operating Results

In 2008, the SIGECO’s earnings were $56.4 million compared to $58.1 million in 2007.  The $1.7 million , 3 percent decrease is due primarily to increased operating costs associated with maintenance and reliability programs contemplated in the base rate cases and favorable weather in 2007.  Decreases were partially offset by a full year of base rate changes, increased earnings from wholesale power operations, and a lower effective tax rate in 2008.

In the Company’s electric service territory which is not protected by weather normalization mechanisms, management estimates the margin impact of weather to be approximately $0.4 million favorable or $0.2 million after tax compared to 30-year normal temperatures in 2008.  In 2007 management estimates a $7.9 million favorable impact on margin compared to normal or $4.7 million after tax.

2009 Ice Storm

On January 27, 2009, a major ice storm in the Company’s southern Indiana territory resulted in an extended disruption of electricity to approximately 75,000 of the Company’s 141,000 electric customers.  Electricity was restored to substantially all customers within one week.  Management estimates the total cost of restoration could approximate $15 to $20 million, the majority of which is expected to be capitalized as utility plant.

Significant Fluctuations

Margin

Throughout this discussion, the terms Gas Utility margin and Electric Utility margin are used.  Gas Utility margin is calculated as Gas utility revenues less the Cost of gas.  Electric Utility margin is calculated as Electric utility revenues less Cost of fuel & purchased power.  The Company believes Gas Utility and Electric Utility margins are better indicators of relative contribution than revenues since gas prices and fuel costs can be volatile and are generally collected on a dollar-for-dollar basis from customers.

Sales of natural gas and electricity to residential and commercial customers are seasonal and are impacted by weather.  Trends in average use among natural gas residential and commercial customers have tended to decline in recent years as more efficient appliances and furnaces are installed and the price of natural gas has increased.  Normal temperature adjustment (NTA) and lost margin recovery mechanisms largely mitigate the effect on Gas Utility margin that would otherwise be caused by variations in volumes sold to these customers due to weather and changing consumption patterns.  SIGECO’s natural gas territory has an NTA since 2005, and lost margin recovery began when new base rates went into effect August 1, 2007.  SIGECO’s electric service territory has neither NTA nor lost margin recovery mechanisms.

Gas and electric margin generated from sales to large customers (generally industrial and other contract customers) is primarily impacted by overall economic conditions and changes in demand for those customers’ products.  The recent recession may have some negative impact on both gas and electric large customers.  This impact may include tempered growth, significant conservation measures, and perhaps even plant closures or bankruptcies.  While no one industrial customer comprises 10 percent of revenues, the top five industrial electric customers comprise approximately 17 percent of electric utility revenues, and therefore any significant decline in their collective revenues could adversely impact operating results.  Deteriorating economic conditions may also lead to continued lower residential and commercial customer counts.

Margin is also impacted by the collection of state mandated taxes, which fluctuate with gas and fuel costs, as well as other tracked expenses.  Expenses subject to tracking mechanisms include pipeline integrity management costs and costs to fund energy efficiency programs.  Certain operating costs associated with operating environmental compliance equipment were also tracked prior to their recovery in base rates that went into effect on August 15, 2007.  The latest rate cases, implemented in 2007, also provide for the tracking of MISO revenues and costs, as well as the gas cost component of bad debt expense based on historical experience and unaccounted for gas.

Electric wholesale activities are primarily affected by market conditions, the level of excess generating capacity, and electric transmission availability.  Following is a discussion and analysis of margin generated from regulated utility operations.

Electric Utility Margin (Electric Utility revenues less Cost of fuel and purchased power)

Electric Utility margin and volumes sold by customer type follows:
	Year Ended December 31,
(In thousands)	2008	2007

Electric utility revenues	$524,245	$487,893
Cost of fuel & purchased power	182,925	174,823
Total electric utility margin	$341,320	$313,070
Margin attributed to:
Residential & commercial customers	$218,607	$198,622
Industrial customers	82,871	78,289
Municipal & other customers	7,367	15,263
Subtotal: Retail & firm wholesale	$308,845	$292,174
Wholesale margin	$32,475	$20,896

Electric volumes sold in MWh attributed to:
Residential & commercial customers	2,850,451	3,042,935
Industrial customers	2,409,115	2,538,495
Municipal & other customers	63,862	635,036
Total retail & firm wholesale volumes sold	5,323,428	6,216,466

Retail
Electric retail utility margin was $308.8 million for the year ended December 31, 2008, an increase of approximately $16.6 million compared to 2007.  The base rate increase that went into effect on August 15, 2007, produced incremental margin of $27.0 million year over year when netted with municipal contracts that were allowed to expire.  Management estimates the year over year decreases in usage by residential and commercial customers due to weather, which was very warm the prior summer, to be $7.5 million.  Other usage declines due in part to a weakening economy and conservation measures were the primary reason for the remaining decrease.

Margin from Wholesale Activities
Periodically, generation capacity is in excess of native load.  The Company markets and sells this unutilized generating and transmission capacity to optimize the return on its owned assets.  A majority of the margin generated from these activities is associated with wholesale off-system sales, and substantially all off-system sales occur into the MISO Day Ahead and Real Time markets.

Further detail of Wholesale activity follows:
	Year Ended December 31,
(In thousands)	2008	2007
Off-system sales	$23,178	$16,930
Transmission system sales	9,297	3,966
Total wholesale margin	$32,475	$20,896

For the year ended December 31, 2008, wholesale margins were $32.5 million, representing an increase of $11.6 million, compared to 2007.

During 2008, margin from off-system sales retained by the Company increased $6.3 million.  The Company experienced higher wholesale power marketing margins due to the increase in off peak volumes available for sale off system, driven primarily by expiring municipal contracts, and increases in wholesale prices.  The base rate case effective August 17, 2007, requires that wholesale margin from off-system sales earned above or below $10.5 million be shared equally with customers, and 2008 results reflect the impact of that sharing.  Off-system sales totaled 1,512.9 GWh in 2008, compared to 921.3 GWh in 2007.

Beginning in June 2008, the Company began earning a return on electric transmission projects constructed by the Company in its service territory that benefit reliability throughout the region.  These returns account for $4.8 million of the year over year increase in transmission system sales.

For the year ended December 31, 2007, wholesale margins were $20.9 million, which represents an increase of $7.3 million, compared to 2006.  The increase is primarily due to losses on financial contracts experienced in 2006 and higher fourth quarter wholesale prices.  In 2006, the availability of excess capacity was reduced by scheduled outages associated with the installation of environmental compliance equipment.

Gas Utility Margin (Gas utility revenues less Cost of gas sold)
Gas Utility margin and throughput by customer type follows:

	Year Ended December 31,
(In thousands)	2008	2007
Gas utility revenues	$159,654	$132,195
Cost of gas sold	114,411	88,964
Total gas utility margin	$45,243	$43,231
Margin attributed to:
Residential & commercial customers	$37,886	$33,444
Industrial customers	5,874	5,362
Other customers	1,483	4,425
Sold & transported volumes in MDth attributed to:
Residential & commercial customers	11,651	10,759
Industrial customers	16,986	17,843
Total sold & transported volumes	28,637	28,602

Gas Utility margins were $45.2 million for the year ended December 31, 2008, an increase of $2.0 million compared to 2007, and was primarily related to the base rate increase, effective August 1, 2007, which increased margin $3.6 million.  The base rate increase was offset by a favorable usage adjustment in the third quarter of 2007.  The average cost per dekatherm of gas purchased for the year ended December 31, 2008, was $9.43 compared to $8.57 in 2007.

Operating Expenses

Other Operating
For the year ended December 31, 2008, Other operating expenses were $165.5 million, which represents an increase of $28.4 million, compared to 2007.  Increased maintenance and other activities contemplated in rate cases, including amortization of prior deferred costs was the primarily reason for the higher operating costs.  Offsetting decreases are primarily driven by lower levels of accrued performance compensation.

Depreciation & Amortization
Depreciation expense increased $2.4 million in 2008 compared to 2007.  The increases were primarily due to increased utility plant in service.  The increase relates to the addition of plant and the amortization in 2008 associated with prior electric demand side management costs pursuant to the August 15, 2007 electric base rate order, partially offset by lower depreciation rates authorized in the same rate order.

Taxes Other Than Income Taxes
Taxes other than income taxes increased $1.8 million in 2008 compared to 2007.  The increase is primarily attributable to increased property taxes, and to a lesser extent, collections of utility receipts taxes due to higher revenues.

Other Income

Total other income – net reflects income of $1.1 million compared to $3.3 million in 2007.  The decrease relates primarily to lower levels of AFUDC due in part to lower short term interest rates and  lower allocated returns associated with investments that fund Vectren’s deferred compensation arrangements.

Interest Expense

Interest expense was $36.8 million for the year ended December 31, 2008, which represents increases of $3.6 million, compared to 2007.  The increases reflects higher debt balances and the impact of long term financing transactions completed during the first quarter, including the short-term refinancing of approximately $103 million of auction rate mode debt that mitigated the Company’s exposure to that market.  Of that amount, $62 million was remarketed in March 2008 at higher fixed interest rates and the remaining $41 million will be remarketed in 2009.  In addition,  SIGECO issued approximately $89 million in senior unsecured notes at 6.25 percent due in 2039 to Utility Holdings during March 2008.  The impact of lower short-term interest rates in 2008 and lower short-term balances has offset increases.

The Company continues to develop plans to issue additional long-term debt over the next twelve to twenty four months, assuming its investment grade credit ratings will allow it to access the capital markets, as the need arises.  However, while debt markets have improved somewhat, such long-term debt issued during this period could be more expensive than in recent history.

Income Taxes

For the year ended December 31, 2008, income taxes decreased $6.5 million compared to 2007, primarily due to lower pre-tax income and a lower effective tax rate in 2008.  The lower rate results primarily from an increased Section 199 manufacturing deduction.

SELECTED ELECTRIC OPERATING STATISTICS

	For the Year Ended
	December 31,
	2008	2007

OPERATING REVENUES (In thousands):
Residential	$170,997	$161,297
Commercial	127,137	115,078
Industrial	150,475	142,753
Misc. Revenue	7,708	8,193
Total System	456,317	427,321
Municipals	1,015	21,451
Other Wholesale	66,913	39,121
	$524,245	$487,893
MARGIN (In thousands):
Residential	$128,975	$119,606
Commercial	89,632	79,016
Industrial	82,871	78,289
Misc. Revenue	7,367	7,856
Total System	308,845	284,767
Municipals	-	7,407
Other Wholesale	32,475	20,896
	$341,320	$313,070
ELECTRIC SALES (In MWh):
Residential	1,513,784	1,630,502
Commercial	1,336,667	1,412,433
Industrial	2,409,115	2,538,495
Misc. Sales	19,571	18,859
Total System	5,279,137	5,600,289
Municipals	44,291	616,177
Other Wholesale	1,512,901	921,321
	6,836,329	7,137,787
AVERAGE CUSTOMERS:
Residential	122,522	122,162
Commercial	18,422	18,474
Industrial	103	109
All others	34	37
	141,081	140,782
WEATHER AS A % OF NORMAL:
Cooling Degree Days	100%	133%

SELECTED GAS OPERATING STATISTICS

	For the Year Ended
	December 31,
	2008	2007

OPERATING REVENUES (In thousands):
Residential	$103,978	$85,765
Commercial	49,330	37,681
Industrial	4,930	4,569
Misc. Revenue	1,416	4,180
	$159,654	$132,195

MARGIN (In thousands):
Residential	$28,478	$25,330
Commercial	9,408	8,310
Industrial	5,874	5,362
Misc. Revenue	1,483	4,229
	$45,243	$43,231
GAS SOLD & TRANSPORTED (In MDth):
Residential	7,589	7,059
Commercial	4,062	3,700
Industrial	16,986	17,843
	28,637	28,602

AVERAGE CUSTOMERS:
Residential	100,337	100,831
Commercial	10,182	10,242
Industrial	88	86
	110,607	111,159

WEATHER AS A % OF NORMAL:
Heating Degree Days	102%	90%